EXHIBIT 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree, without admitting beneficial ownership, to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Gensym Corporation and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filings.  In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of the 17th day of August, 2007.

TRILOGY, INC.

By:	/s/ Joseph A. Liemandt
	Name:	Joseph A. Liemandt
	Title:	President and Chief Executive Officer

VERSATA ENTERPRISES, INC.

By:	/s/ Joseph A. Liemandt
	Name:	Joseph A. Liemandt
	Title:	Assistant Secretary

By:	/s/ Joseph A. Liemandt
	Name:	Joseph A. Liemandt